Exhibit 99.1

BROCADE CONTACTS
Public Relations John Noh Tel: 408-333-5108 jnoh@brocade.com	Investor Relations Robert Eggers Tel: 408-333-8797 reggers@brocade.com
Brocade Announces Executive Leadership Transition
Michael Klayko to Resign as CEO upon Identification of a Successor
SAN JOSE, Calif., August 16, 2012 - The Brocade (NASDAQ:BRCD) Board of Directors and CEO Michael A. Klayko announced today that Mr. Klayko intends to resign from his role as CEO once a successor is identified by the Board and a transition is completed. The Board has formed a search committee and will retain an executive recruiting firm to identify the best candidate to lead the next phase of Brocade's growth. Mr. Klayko will continue to serve as CEO of Brocade during the search.
Brocade's Chairman, Dave House, said, “We want to thank Mike for his more than seven years of service as CEO. He has led us through two major acquisitions and has positioned us as a technology leader and world-class provider of networking solutions. We wish him the best and appreciate his continued service to Brocade as the Company works to identify the right leader to assume his role.”
Mr. House continued, “The Board will prioritize the search process in order to facilitate a seamless transition as expeditiously as possible. In doing so, the Board will consider all qualified individuals. In the meantime, we remain focused on the business and enhancing shareholder value.”
Michael Klayko, CEO of Brocade, stated, “Decisions like these are never easy, but I believe it is the right time. The Company is in a great position financially, and our product pipeline will continue to strengthen and clearly separate Brocade from other networking providers. Until a successor is identified, I remain focused on my role as CEO and on continuing to execute our strategy.”
Cautionary Statement
This press release contains statements that are forward looking in nature. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties which may cause actual results to differ. Certain of these and other risks are set forth in more detail in our Form 10-Q for the fiscal quarter ended April 28, 2012 and in “Item 1A. Risk Factors” in Brocade's Annual Report on Form 10-K for the fiscal year ended October 29, 2011. Brocade does not assume any obligation to update or revise any such forward-looking statements, whether as a result of new developments or otherwise.
About Brocade
Brocade (NASDAQ: BRCD) networking solutions help the world's leading organizations transition smoothly to a world where applications and information reside anywhere. (www.brocade.com)

Brocade, Brocade Assurance, the B-wing symbol, DCX, Fabric OS, MLX, SAN Health, VCS, and VDX are registered trademarks, and AnyIO, Brocade One, CloudPlex, Effortless Networking, ICX, NET Health, OpenScript, and The Effortless Network are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. Other brands, products, or service names mentioned may be trademarks of their respective owners.